Exhibit 10.3

LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made and entered into as of October 3, 2025 by and between Quantumsphere Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), Whiteowl Holdings LLC, a Cayman Islands limited liability company (“Sponsor”), QUMS Pubco Ltd., a Cayman Islands exempted company (the “PubCo”), the Persons set forth in Part I of Schedule I hereto (each, a “Sponsor Key Holder” and, collectively, the “Sponsor Key Holders”), the Persons set forth in Part II of Schedule I hereto (each, a “Company Shareholder” and, collectively, the “Company Shareholders” and together with the Sponsor Key Holders, the “Holders”), Omnivate Global Ltd., a Cayman Islands exempted company (“HoldCo”), and SACH Pte. Ltd., a company incorporated and in existence under the Laws of Singapore with corporate number of 202139518G) (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsor Key Holders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of Sponsor Shares, as are indicated opposite each of their names on Part I of Schedule I attached hereto, and the Company Shareholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of Company Shares, as are indicated opposite each of their names on Part II of Schedule I attached hereto;

WHEREAS, SPAC, PubCo, the HoldCo, and the Company et al. have entered into a Business Combination Agreement (as amended, restated, modified or supplemented from time to time, together with any letter, schedule, attachment, appendix and exhibit attached or referenced thereto, the “Business Combination Agreement”), dated October 3, 2025;

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, and in view of the valuable consideration to be received by the parties thereunder, the parties desire to enter into this Agreement, pursuant to which the Lock-Up Shares shall become subject to limitations on Transfer as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Definitions. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

(a) “Holder” shall mean a holder of Lock-Up Shares;

(b) “Lock-Up Period” shall mean, with respect to the Sponsor and its Permitted Transferees, the period beginning on the Closing Date and ending on the earliest of (i) the date that is three hundred sixty-five (365) days after the Closing Date, or (ii) subsequent to the Closing Date, the date on which the closing trading price of the PubCo Ordinary Shares equals or exceeds US$15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period at least one-hundred fifty (150) days after the Closing Date, or the consummation of a bona fide liquidation, merger, stock exchange, reorganization, tender offer, change of control or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property subsequent to the Closing Date; and, with respect to the Company Shareholders, HoldCo shareholders, and their Permitted Transferees, the period beginning on the Closing Date and ending on the earlier of (i) the date that is three hundred sixty-five (365) days after the Closing Date, or (ii) subsequent to the Closing Date, the date on which the closing trading price of the PubCo Ordinary Shares equals or exceeds US$12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period at least one-hundred fifty (150) days after the Closing Date, or the consummation of a bona fide liquidation, merger, stock exchange, reorganization, tender offer, change of control or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property subsequent to the Closing Date.;

(c) “Lock-Up Shares” shall mean with respect to (i) the Sponsor, the key shareholders of Sponsor and their respective Permitted Transferees, the PubCo Ordinary Shares held by such Person immediately following the Closing (excluding any PIPE Shares or PubCo Ordinary Shares acquired in the public market, and any PubCo Ordinary Shares issued to finder in connection with the SPAC’s initial public offering (the “Finder’s Shares”)); (ii) the Company Shareholders and their respective Permitted Transferees, the PubCo Ordinary Shares held by such Person immediately following the Closing (excluding any PIPE Shares or PubCo Ordinary Shares acquired in the public market); (iii) the HoldCo shareholders who hold one percent (1%) or more of the issued and outstanding ordinary shares of the HoldCo immediately prior to the Closing and their respective Permitted Transferees, the PubCo Ordinary Shares issued to such Person on the Closing (excluding any PIPE Shares or PubCo Ordinary Shares acquired in the public market); and (iv) the directors and officers of the PubCo and their respective Permitted Transferees, the PubCo Ordinary Shares issued to such directors and officers upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing;

(d) “Permitted Transferee” shall mean any Person to whom a Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(b);

(e) “PIPE Shares” shall mean PubCo Ordinary Shares sold in the PIPE Investment; and

(f) “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security; (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or (iii) public announcement of any intention to effect any transaction, including the filing of a registration statement, as specified in clause (i) or (ii).

2. Lock-Up Provisions.

(a) Subject to Section 2(b), each Holder agrees that it shall not Transfer any Lock-Up Shares until the end of the Lock-Up Period:

(b) Notwithstanding the provisions set forth in Section 2(a), each Holder or its respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period (i) to (A) PubCo’s officers or directors; (B) any affiliates or family members of PubCo’s officers or directors; (C) any director, officer, employee, direct or indirect partners, members or equity holders of the Sponsor or the key shareholders of Sponsor or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates; or (D) any direct or indirect partners, members or equity holders of such Holder, any affiliates of such Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; (vi) to the partners, members or equity holders of such Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vii) to PubCo; (viii) the exercise of stock options, including through a “net” or “cashless” exercise, or receipt of shares upon vesting of restricted stock units granted pursuant to an equity incentive plan; (ix) forfeitures of PubCo Ordinary Shares to satisfy tax withholding requirements upon the vesting of equity-based awards granted pursuant to an equity incentive plan; (x) in connection with (but subject to the completion of) a bona fide liquidation, merger, stock exchange, reorganization, tender offer or change of control approved by the board of directors of PubCo (“Board of Directors”) or a duly authorized committee thereof or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property subsequent to the Closing Date; (xi) in connection with any legal, regulatory or other order; or (xii) in connection with any transfer or assignment permitted or provided in the SPAC SEC Filings; provided, however, that in the case of clauses (i) through (vi) such Permitted Transferees must enter into a written agreement with PubCo agreeing to be bound by the transfer restrictions in this Section 2.

(c) In order to enforce this Section 2, PubCo may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

(d) For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of PubCo with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares that such Shareholders is entitled to vote.

(e) If any Holder is granted a release or waiver from any lock-up agreement (such holder a “Triggering Holder”) executed in connection with the Closing prior to the expiration of the Lock-Up Period, then each other Holder shall also be granted an early release from their respective obligations hereunder on the same terms and on a pro-rata basis with respect to such number of Lock-Up Shares, rounded down to the nearest whole security, equal to the product of (i) the total percentage of Lock-Up Shares held by the Triggering Holder immediately following the consummation of the Closing that are being released from this Agreement multiplied by (ii) the total number of Lock-Up Shares held by the Shareholders immediately following the consummation of the Closing.

3. Miscellaneous.

(a) Amendment; Waiver. Upon (i) the approval of a majority of the total number of directors serving on the Board of Directors who are not nominated or designated pursuant to contractual rights of Shareholders; (ii) the written consent of the Sponsor; and (iii) the written consent of the Shareholders of a majority of the total Lock-Up Shares, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by PubCo, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder, solely in its capacity as a holder of Lock-Up Shares, shall require the consent of the Holder so affected. No course of dealing between any Holder or PubCo and any other party hereto or any failure or delay on the part of a Holder or PubCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or PubCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(b) Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise); (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice); or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company:

SACH Pte. Ltd.

1093 Lower Delta Road, #07-01

Singapore 169204

Attn: Jonathan Zhang, Director

Email: jonathan@omnivate.co

with a copy (which shall not constitute notice) to:

KPMG Law Firm

61F, No. 7, Sec. 5, Xinyi Rd.

Taipei 110, Taiwan

Attn: Lawrence Ong, Executive Consultant

Email: lawrenceong@kpmg.com.tw

If to the Sponsor:

Whiteowl Holdings LLC

c/o Quantumsphere Acquisition Corp.

1185 Avenue of the Americas, 3rd Floor

New York, NY 10036

Attn: Ping Zhang, Managing Member

Email: zhang.ping@quantumsphereacq.com

with a copy (which shall not constitute notice) to:

Celine & Partners PLLC
1185 6th Avenue, Suite 304

New York, NY 10036
Attention: Cassi Olson, Esq.
E-mail: colson@celinelaw.com

If to the PubCo:

QUMS Pubco Ltd.

c/o Quantumsphere Acquisition Corporation

1185 Avenue of the Americas, 3rd Fl.

New York, NY 10036

Attention: Ping Zhang

Email: zhang.ping@quantumsphereacq.com

with a copy (which shall not constitute notice) to:

Celine & Partners PLLC
1185 6th Avenue, Suite 304

New York, NY 10036
Attention: Cassi Olson, Esq.
E-mail: colson@celinelaw.com

If to any Holder, at such Holder’s address or email address as set forth in the Schedule II.

(c) Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(d) Rights of Third Parties. Except with respect to any Non-Recourse Party (as defined below), nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(e) Governing Law; Jurisdiction. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All legal proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such legal proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such legal proceedings in the manner provided in Section 3(b) or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any legal proceeding arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto; and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any legal proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3(e).

(f) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(g) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of PubCo or any of the Shareholders under any other agreement between any of the Shareholders and PubCo, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Shareholders or PubCo under this Agreement.

(h) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(i) Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(k) Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law; or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(l) No Recourse. This Agreement may only be enforced against, and any claim or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

(m) Several Liability. The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

SACH PTE. LTD.

By:
Name:	Jonathan Zhang
Title:	Director

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HOLDCO:

OMNIVATE GLOBAL LTD.

By:
Name:	Jonathan Zhang
Title:	Director

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SPAC:

Quantumsphere Acquisition Corporation

By:
Name:	Ping Zhang
Title:	Chief Executive Officer

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PUBCO:

QUMS Pubco ltd.

By:
Name:	Ping Zhang
Title:	Chief Executive Officer

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SPONSOR KEY HOLDER:

WHITEOWL HOLDINGS LLC

Name:	PING ZHANG
Title:	MANAGING MEMBER

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY SHAREHOLDER:

VANGUARD CAPITALE (BVI) CO., LTD

Name:
Title:

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY SHAREHOLDER:

QUADRELLA QUOTIENT PTE. LTD.

Name:
Title:

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY SHAREHOLDER:

VERIVIAN CAPITAL INC

Name:
Title:

[Signature Page to Lock-Up Agreement]

Schedule I

Part I

SPONSOR KEY HOLDERS

Name of SPONSOR Key Holder	Number of Sponsor Voting Shares
Whiteowl Holdings LLC	2,898,000 founder shares (Ordinary Shares)

Total:

Part II

COMPANY SHAREHOLDERS

Name of Company Shareholder	Number of Company Voting Shares
Vanguard Capitale (BVI) Co., Ltd	51,000
Quadrella Quotient Pte. Ltd.	44,000
Verivian Capital Inc	5,000
Total:	100,000

Sch. I-1